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Exhibit 8.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

September 2, 2005

First Community Bancorp
6110 El Tordo, Rancho Santa Fe, California 92067

Ladies and Gentlemen:

        We have acted as counsel to First Community Bancorp, a bank holding company organized under the laws of the State of California ("First Community"), in connection with the planned merger of PLB Acquisition Corp., a California corporation directly wholly owned by First Community ("Merger Subsidiary"), with and into Pacific Liberty Bank, Inc., a California corporation ("Pacific Liberty"), followed immediately by the merger of Pacific Liberty with and into Pacific Western National Bank, a national banking association directly wholly owned by First Community (together, the "Merger"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of June 9, 2005, by and between First Community and Pacific Liberty as described in the Joint Proxy Statement-Prospectus of First Community Bancorp and Pacific Liberty (the "Joint Proxy Statement-Prospectus"), which is part of the Registration Statement on Form S-4 of First Community filed in connection with the Merger. All capitalized terms used and not otherwise defined herein have the meanings provided in the Agreement.

        For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

          (i)    The Merger will be completed in the manner set forth in the Agreement and the Joint Proxy Statement-Prospectus; and

          (ii)   The representations contained in the letters of representation from First Community and Pacific Liberty to us, both dated September 2, 2005 were true and complete when made and will be true and complete at the Effective Time, in each case without regard to any qualifications as to knowledge, belief or intent.

        On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law which may change prior to the Effective Time, that:

          (i)    The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          (ii)   None of Parent, Merger Subsidiary, Company and Pacific Western National Bank will recognize gain or loss on the transfers of shares, assets or liabilities undertaken in the Merger.

        This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

        We hereby consent to the reference to us under the heading "Material United States Federal Income Tax Considerations of the Merger" in the Joint Proxy Statement-Prospectus and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/  SULLIVAN & CROMWELL LLP

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  Exhibit 8.1
[LETTERHEAD OF SULLIVAN & CROMWELL LLP]